Filed Pursuant to Rule 433
                                                          File No. 333-132249-13




                           [BANC OF AMERICA SECURITIES LOGO]

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    The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

    Because the asset-backed securities are being offered on a "when, as and if issued" basis, any contract of sale will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. In addition, since the asset-backed securities and the asset pools backing them are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus), any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

Mortgage Pass-Through Certificates, Series 2007-1

Banc of America Alternative Loan Trust 2007-1
Issuing Entity


Banc of America Mortgage Securities, Inc.
Depositor


Bank of America, National Association
Sponsor and Servicer




[BANK OF AMERICA LOGO]



February 27, 2007

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The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.
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                                   DISCLAIMER
                                   ----------

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase securities. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                             IRS CIRCULAR 230 NOTICE

               THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITER IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The information contained in this free writing prospectus should be read in conjunction with the information contained in the Depositor's most recent base prospectus and the information provided by Banc of America Securities LLC (the "Underwriter"). The Depositor's most recent base prospectus referred to in this free writing prospectus is the base prospectus dated December 27, 2006 attached to the prospectus supplement dated December 27, 2006 relating to the Banc of America Alternative Loan Trust 2006-9 Mortgage Pass-Through Certificates, Series 2006-9 filed with the SEC under Rule 424(b)(5) of the Securities Act (SEC File No. 333-132249-11). You should carefully read this free writing prospectus and the base prospectus, as well as the information provided by the Underwriter, before you make any investment decision. Capitalized terms that are used but not defined in this free writing prospectus have the meaning given to those terms in the base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS DOCUMENT ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.


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                              Appraisal Definitions
                              ---------------------

Walk-in Appraisal Report - 1 Unit Single Family (Form 1004)



Individual Condominium Unit Appraisal Report (Form 1073)

               For an appraisal of an individual condominium unit based on an interior and exterior property inspection.

Exterior-Only Inspection Individual Condominium Unit Appraisal Report (Form
1075)

               For an appraisal of an individual condominium unit based on an exterior-only property inspection.

Individual Cooperative Appraisal Report (Form 2090)

               For an appraisal of an individual cooperative unit based on an interior and exterior property inspection.

Exterior-Only Inspection Cooperative Interest Appraisal Report (Form 2095)

               For an appraisal of an individual cooperative unit based on an exterior-only property inspection.

Small Residential Income Property Appraisal Report (Form 1025)

               For an appraisal of a two-unit to four-unit property (including a two-unit to four-unit property in a PUD, condominium or cooperative project) based on an interior and exterior property inspection.

Appraisal Update and/or Completion Report (Form 1004D)

               For appraisal updates and/or completion reports for all one-unit to four-unit appraisal reports.

Desktop Underwriter Property Inspection Report (Form 2075 or Form 2055 for LP report)

               The Desktop Underwriter Property Inspection Report (Form 2075) is a property inspection report. It requires an exterior-only inspection of the subject property from the street by a state-licensed or -certified appraiser. Form 2075 is not an appraisal report.

               When DU recommends Form 2075, we will rely on the property valuation performed by the proprietary automated property valuation model within the system. Lenders are not required to obtain an appraisal of the property for the specific transaction processed through the system, unless the property inspection reveals apparent adverse physical deficiencies or conditions, apparent adverse environmental conditions, or that the subject property does not conform to the neighborhood.

Desktop Appraisal

               Created by a licensed appraiser, for conforming single-family or condo properties only. Sales comparison analysis completed w/ sufficient comparable data.

All Ready Home Refinance

               Under these programs, Bank of America will pay certain closing costs normally paid by the customer. Under these programs, a borrower whose current mortgage loan is serviced by Bank of America does not need to provide income or asset verification documentation if the current mortgage loan has had no 30 day or more delinquent payments in the previous twelve months (or since origination if less than twelve months). In addition, Bank of America typically requires only a drive-by appraisal rather than an interior inspection appraisal. Because these programs involve the refinancing of mortgage loans that Bank of America originally underwrote, Bank of America will not apply any significant borrower credit or property underwriting standards (other than a minimum Credit Score).